Exhibit 99.1

Grant Prideco, Inc.
2004 Quarterly Financial Information
(Unaudited)

	Q1	Q2	Q3	Q4	YTD 2004
		(In thousands, except per share data)
Revenues	$191,481	$224,666	$246,366	$283,130	$945,643
Operating Expenses:
Cost of sales	113,892	136,229	148,793	161,893	560,807
Sales and marketing	29,140	30,718	33,432	35,295	128,585
General and administrative	19,452	19,985	20,898	24,736	85,071
Research and engineering	5,352	4,969	4,982	5,170	20,473
Other charges	2,734	2,498	3,803	—	9,035

	170,570	194,399	211,908	227,094	803,971

Operating Income	20,911	30,267	34,458	56,036	141,672
Interest Expense	(10,495)	(10,495)	(10,352)	(10,547)	(41,889)
Other Income (Expense), Net	2,025	333	1,613	(3,573)	398
Equity Income (Loss) in Unconsolidated Affiliates	194	(481)	559	1,293	1,565

	(8,276)	(10,643)	(8,180)	(12,827)	(39,926)

Income From Continuing Operations Before Income Taxes and Minority Interests	12,635	19,624	26,278	43,209	101,746
Income Tax Provision	(4,811)	(6,058)	(7,718)	(13,123)	(31,710)

Income from Continuing Operations Before Minority Interests	7,824	13,566	18,560	30,086	70,036
Minority Interests	(1,260)	(1,521)	(1,326)	(1,136)	(5,243)

Income from Continuing Operations	6,564	12,045	17,234	28,950	64,793
Income (Loss) from Discontinued Operations, Net of Tax	642	(9,885)	21	(305)	(9,527)

Net Income	$7,206	$2,160	$17,255	$28,645	$55,266

Basic Net Income Per Share:
Income from continuing operations	$0.05	$0.10	$0.14	$0.23	$0.53
Income (loss) from discontinued operations	0.01	(0.08)	—	—	(0.08)

Net income	$0.06	$0.02	$0.14	$0.23	$0.45

Basic weighted average shares outstanding	122,044	122,767	123,805	124,669	123,325
Diluted Net Income Per Share:
Income from continuing operations	$0.05	$0.10	$0.14	$0.23	$0.51
Income (loss) from discontinued operations	0.01	(0.08)	—	—	(0.07)

Net income	$0.06	$0.02	$0.14	$0.23	$0.44

Diluted weighted average shares outstanding	124,262	125,383	126,603	127,614	126,091

2004 Supplemental Quarterly Financial Information
(Unaudited)

	Q1	Q2	Q3	Q4	YTD 2004
	(In thousands)
Revenues:
Drilling Products and Services	$69,815	$90,272	$103,301	$127,229	$390,617
Drill Bits	79,258	76,585	79,492	91,583	326,918
Tubular Technology and Services	41,521	56,936	63,458	64,318	226,233
Other	887	873	115	—	1,875

	$191,481	$224,666	$246,366	$283,130	$945,643

Operating Income (Loss):
Drilling Products and Services	$8,580	$19,326	$23,205	$39,398	$90,509
Drill Bits	19,285	16,686	15,731	18,840	70,542
Tubular Technology and Services	685	2,298	8,229	9,672	20,884
Other	(1,179)	(528)	(287)	(123)	(2,117)
Corporate	(6,460)	(7,515)	(12,420)	(11,751)	(38,146)

	$20,911	$30,267	$34,458	$56,036	$141,672

Note 1: As a result of the Company’s testing of internal controls in connection with Sarbanes-Oxley Section 404 requirements, the Company reported a material weakness in its revenue recognition practices. The material weakness relates to inadequate documentation supporting the Company’s revenue recognition procedures in certain of its operating divisions. As a result of the material weakness, the Company tested revenue transactions and determined that while title and risk of loss had transferred to the customer, in certain instances the supporting documentation did not meet all of the requirements to recognize revenue prior to the products being in the physical possession of the customer. Therefore, the revenues and profits from these transactions are required to be deferred until the period in which the customer takes physical possession. The first three quarters of 2004 have been restated, as previously reported in the Company’s 10-Q’s, to properly reflect these deferred revenue transactions.

Note 2: Certain reclassifications have been made to the first three quarters of 2004 to conform to fiscal year 2004 presentation. These reclassifications had no impact on net income.

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